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                              EXHIBIT 23.1 Consent of PricewaterhouseCoopers LLP


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File No. 333-31046, File No. 333-48664, File No. 333-61832, and File No. 333-69718) and Forms S-8 (File No. 333-75351, File No.
333-34999, File No. 333-83225, File No. 333-95569, File No. 333-60148, File No.
333-81856, File No. 333-81854, and File No. 333-64144) of AdvancePCS of our report dated May 15, 2002, except with respect to the matter discussed in Note 16, as to which the date is June 5, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K. We also consent to the reference to us under the heading "Selected Historical Financial and Operating Data" in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 28, 2002